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                                                                    EXHIBIT 3.1

                          AMENDMENT TO RESTATED BYLAWS
                                       OF
                        VISTA MEDICAL TECHNOLOGIES, INC.

                            Certificate of Secretary


         The undersigned does hereby certify that:

         I am the duly qualified and acting Secretary of Vista Medical Technologies, Inc., a duly organized and existing Delaware corporation (the "Corporation").

         The following is a true copy of a resolution duly adopted by unanimous written consent of the Board of Directors of the Corporation on March 17, 2000, which appears in the minute book of the Corporation:

         NOW, THEREFORE, BE IT RESOLVED, that this Board hereby approves the following as an a new Article XI to the Bylaws of the Corporation:

                                   ARTICLE XI
                              REPRICING OF OPTIONS

         The Corporation shall not, without the approval of the owners of more than fifty percent (50%) of the corporation's common stock (i) grant to any officer of the corporation an option to purchase shares of common stock at a per share exercise price which is less than the closing market price of such common stock on the date of the option grant or (ii) reduce the aggregate exercise price of any option to purchase shares of the corporation's common stock, which option was granted either as a non-qualified stock option to an incoming employee or vendor or was granted under any of the corporation's existing or future stock option plans. However, the corporation may, without the consent of the holders of the corporation's common stock, grant stock options to employees of the corporation, under the corporation's stock option plans, with an exercise price that is less than the exercise price of stock options then currently held by the optionee; PROVIDED that if such new lower priced options are granted in exchange for higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and shall not be made available for regrant under the corporation's stock option plan.

         The foregoing resolution is in conformity with the Second Restated Certificate of Incorporation and Restated Bylaws of the Corporation, has never been modified or repealed, and is now in full force and effect.

         IN WITNESS WHEREOF, I have executed this Amendment to Bylaws and affixed the seal of the Corporation on the 6th day of April, 2000.


                                               /s/ Robert DeVaere
                                               -------------------------
                                               Robert DeVaere, Secretary